Exhibit 10.43

LUNA INNOVATIONS INCORPORATED

EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) is entered into as of March 28, 2012 by and between Luna Innovations Incorporated, a Delaware Corporation (the “Company”), and Mark E. Froggatt, Ph.D. (“Executive”).

1. Duties and Scope of Employment.

(a) Positions and Duties. During the Employment Term (as defined herein), Executive will serve as the Company’s Chief Technology Officer. Executive will render such business and professional services in the performance of his duties, consistent with Executive’s position within the Company, as shall reasonably be assigned to him by the Company’s President and Chief Executive Officer (“President”).

(b) Reporting. Executive shall report directly to the President.

(c) Obligations. During the Employment Term, and excluding periods of vacation and sick leave to which Executive is entitled, Executive shall devote all business time and attention to the affairs of the Company necessary to discharge the responsibilities assigned hereunder, and shall use commercially reasonable efforts to perform faithfully and efficiently such responsibilities. Notwithstanding anything herein to the contrary, Executive may provide services as a volunteer, member, director or officer of charitable, educational or civic organizations or industry trade associations or groups, and may serve as trustee, director or advisor to any family companies or trusts, provided that such service does not materially interfere with the performance of Executive’s duties to the Company as required under this Agreement.

2. Term. The period of Executive’s employment under this Agreement is referred to herein as the “Employment Term.” The Agreement shall have an initial term beginning on March 28, 2012 (the “Effective Date”) through March 31, 2013 (“Initial Term”). At the end of the Initial Term and on each annual anniversary of such date thereafter, the Agreement automatically will renew for successive additional one (1) year terms, unless either party provides the other party with written notice of non-renewal at least ninety (90) days prior to the date of the automatic renewal.

3. At-Will Employment. The parties agree that Executive’s employment with the Company will be “at-will” employment and may be terminated by either party at any time, effective immediately, upon written notice to the other party, with or without cause. However, as described in this Agreement, Executive may be entitled to severance benefits depending upon the circumstances of his termination of employment. Executive understands and agrees that neither his job performance nor promotions, commendations, bonuses or the like from the Company give rise to or in any way serve as the basis for modification, amendment, or extension, by implication or otherwise, of his employment with the Company.

4. Compensation.

(a) Base Salary. During the Employment Term, the Company will pay Executive as compensation for his services a base salary at the annualized rate of not less than $216,300, as adjusted from time to time as provided herein (the “Base Salary”). The Base Salary will be paid periodically in accordance with the Company’s normal payroll practices and will be subject to standard federal, state and local withholding. Executive’s performance will be reviewed at least annually to determine if an increase in compensation is appropriate, which increase shall be in the sole discretion of the Company.

(b) Bonus. As additional compensation for services hereunder, Executive shall be eligible under the Company’s then current senior management incentive plan for an annual discretionary cash bonus of at least fifty per cent (50%) of Executive’s then current Base Salary, to be determined by the Company’s Board or Compensation Committee thereof and contingent upon the Company’s and/or Executive’s achievement of objectives set by the Company from time to time (“Target Bonus”). Executive shall also be eligible to receive equity bonuses at such times and in such amounts as determined by the Board. All bonuses shall be in the discretion of the Board.

5. Employee Benefits. During the Employment Term, Executive will be entitled to participate in the employee benefit plans currently and hereafter maintained by the Company of general applicability to other senior executives of the Company, as such plans and terms may exist from time to time, including, without limitation, group health insurance, 401(k), and equity incentive plans. The Company reserves the right to cancel or change the benefit plans and programs it offers to its employees at any time.

6. Expenses. The Company will reimburse Executive for reasonable travel, entertainment or other expenses incurred by Executive in the furtherance of or in connection with the performance of Executive’s duties hereunder, in accordance with the Company’s expense reimbursement policy as in effect from time to time. To the extent applicable, any reimbursement benefits shall comply with the requirements of Treasury Regulations Section 1.409A-3(i)(1)(iv).

7. Payment/Severance in Connection with a Change In Control.

(a) Payment Upon A Change In Control. If a Change in Control (as defined in Section 10(b)(ii), 10(b)(iv) or 10(b)(v) herein) occurs, Executive shall receive a cash payment in an amount equal to his then current Base Salary plus his then current Target Bonus (calculated assuming that Executive and the Company had achieved all objectives set by the Company with respect thereto), subject to the usual required withholding and subject to reduction, if any, provided for in Section 8(b).

(b) Termination Without Cause; Termination for Good Reason. If Executive’s employment relationship with the Company is terminated within twelve months following a Change in Control (as defined in Section 10(b) herein), Executive may be entitled to payment of severance in accordance with this Section 7(b). In the event that within twelve months following a Change in Control (i) Executive terminates his employment with the Company for Good Reason (as defined herein) or (ii) Executive is terminated by the Company without Cause (as defined herein), Executive shall be entitled to receive the following severance benefits if Executive executes a general release, the standard form of which is attached hereto as Exhibit A, with such changes as the Company may reasonably require (the “Release Agreement”), within the applicable time period set forth therein, but in no event later than forty-five (45) days following the date of Executive’s termination (such latest permitted date is the “Release Agreement Deadline”), and permits the Release Agreement to become effective in accordance with its terms:

(i) Base Salary; Target Bonus; Accrued Vacation. Executive shall receive severance pay in an amount equal to his Base Salary (at the rate in effect immediately before the date of termination but not giving effect to any reduction that would give Executive the right to resign for Good Reason) plus his then current annual Target Bonus (calculated assuming that Executive and the Company had achieved all objectives set by the Company with respect thereto), paid in cash and subject to the usual required withholding, plus an amount equal to all accrued and unpaid vacation or paid-time off outstanding on Executive’s termination date, subject to the usual required withholding.

(ii) Acceleration of Vesting. As of the date of termination, all of Executive’s unvested stock options shall vest. Executive shall also receive a cash payment equal to the value of any unvested 401(k) Company match amount.

(iii) COBRA Benefits. The Company shall pay the group health continuation coverage premiums for Executive and Executive’s covered dependents under Title X of the Consolidated Budget Reconciliation Act of 1985, as amended (“COBRA”), for a period of not less than twelve (12) months from the date of Executive’s termination of employment to the extent Executive is eligible for and elects such continuation coverage under COBRA. Notwithstanding the above, the Company shall only be responsible for the premiums that would be paid by comparable active employees for the same type of coverage in which Executive participated at the time of his termination.

(iv) Notwithstanding any of the foregoing to the contrary, Executive shall not receive the severance pay, Target Bonus, or health care insurance reimbursement referenced above in this Section 7(b) unless and until the Release Agreement becomes effective and can no longer be revoked under its terms. Amounts otherwise payable prior to the Release Agreement’s effective date shall accrue and become payable on the first regularly scheduled pay date following the effective date of the Release Agreement. Notwithstanding any provisions in this Agreement to the contrary, the Company’s obligations and Executive’s rights to severance benefits under this Section 7 shall cease and be rendered a nullity immediately should Executive violate any provision of Executive’s Confidentiality Agreement with the Company of even date herewith (the “Confidentiality Agreement”).

8. Retention Payment.

(a) In the event, if ever, on or after the Effective Date, the Company executes an engagement agreement with an investment banking firm or other business brokerage firm for the purposes that include exploring a transaction the consummation of which would constitute a Change In Control (“Engagement Date”), and, subject to the other provisions of this Section 8, if Executive is still employed with the Company on the date which is twenty-four (24) months from the Engagement Date, the Company shall pay Executive a retention payment in an amount equal to fifty percent (50%) of his then current Base Salary plus fifty percent (50%) of his then current Target Bonus (calculated assuming that Executive and the Company had achieved all objectives set by the Company with respect thereto), which payment shall be made on the next regular pay day following such date (“Retention Payment”). Notwithstanding the foregoing, no such retention payment shall be paid if Executive previously has received a payment under Section 7(a) within the above-referenced twenty-four (24) month period.

(b) Additionally, in the event a Change in Control occurs during the period beginning twenty-four (24) months following the Engagement Date and ending thirty-six (36) months following the Engagement Date (the “Reduction Period”), then any payment otherwise payable to Executive under Section 7(a) shall be reduced, pro rata, based on the number of days remaining in the Reduction Period. By way of example, if a Change in Control occurs ninety (90) days into the Reduction Period, the payment otherwise payable to Executive under Section 7(a) shall be reduced by 275/365, or seventy-five percent (75%).

(c) Notwithstanding anything in this Section 8 to the contrary, if the Board determines that, after giving effect to the Retention Payment and to any other retention payments to be made under any other employment agreements between the Company and other employees, a default could occur under any financing facility or loan between the Company and any Company lender, the Retention Payment shall be made in fully vested Company shares of common stock under the Company’s 2006 Equity Incentive Plan.

9. Severance Not in Connection with a Change In Control. If Executive’s employment relationship with the Company is terminated without Cause or by Executive for Good Reason and Executive is not entitled to payment of severance in accordance with Section 7(b), the provisions of this Section 9 will apply.

(a) Termination Without Cause; Termination for Good Reason. In the event (i) Executive terminates his employment with the Company for Good Reason (as defined herein) or (ii) Executive is terminated by the Company without Cause (as defined herein), Executive shall be entitled to receive the following severance benefits if Executive executes the Release Agreement within the applicable time period set forth therein, but in no event later than forty-five (45) days following the date of termination (such latest permitted date is the “Release Agreement Deadline”), and permits the Release Agreement to become effective in accordance with its terms:

(i) Base Salary; Target Bonus; Accrued Vacation. Executive shall receive severance pay in an amount equal to nine-twelfths (9/12’s) his then current Base Salary (at the rate in effect immediately before the date of termination but not giving effect to any reduction that would give Executive the right to resign for Good Reason) plus nine-twelfths (9/12’s) his then current annual Target Bonus (calculated assuming that Executive and the Company had achieved all objectives set by the Company with respect thereto), paid in accordance with the Company’s normal payroll practices and subject to the usual required withholding, plus an amount equal to all accrued and unpaid vacation or paid-time off outstanding on Executive’s termination date, subject to the usual required withholding. To the extent that all sums due pursuant to this Section 9(a)(i) have not been paid by the 15th day of the third month of the calendar year following the calendar year during which the date of termination occurs, the remaining amount due will be paid on that date.

(ii) Acceleration of Vesting. As of the date of termination, Executive shall receive twelve (12) months of additional vesting of any unvested stock options in accordance with their applicable vesting schedules as if Executive had remained in service for an additional twelve (12) months as of the date of termination. Executive shall also receive a cash payment equal to the value of any unvested 401(k) Company match amount.

(iii) COBRA Benefits. The Company shall pay the group health continuation coverage premiums for Executive and Executive’s covered dependents under COBRA for a period of not less than nine (9) months from the date of Executive’s termination of employment to the extent Executive is eligible for and elects such continuation coverage under COBRA. Notwithstanding the above, the Company shall only be responsible for the premiums that would be paid by comparable active employees for the same type of coverage in which Executive participated at the time of his termination.

(iv) Notwithstanding any of the foregoing to the contrary, Executive shall not receive the severance pay or health care insurance reimbursement referenced above unless and until the Release Agreement becomes effective and can no longer be revoked under its terms. Amounts otherwise payable prior to the Release Agreement’s effective date shall accrue and become payable on the first regularly scheduled pay date following the effective date of the Release Agreement. Notwithstanding any provisions in this Agreement to the contrary, the Company’s obligations and Executive’s rights to severance benefits under this Section shall cease and be rendered a nullity immediately should Executive violate any provision of the Confidentiality Agreement.

(b) Voluntary Termination; Termination for Cause. If Executive’s employment with the Company is terminated voluntarily by Executive without Good Reason or Executive is terminated for Cause by the Company, he will not receive severance pay, paid COBRA benefits, or any other similar compensation.

(c) Dissolution, Liquidation or Insolvency of the Company. Notwithstanding the above, in the event Executive’s employment is terminated by the Company in connection with or as a result of the liquidation, dissolution, insolvency or other winding up of the affairs of the Company without the establishment of a successor entity to the Company, the Company shall have no obligation to provide severance or further financial consideration to Executive except for any reasonable expense reimbursements or base salary that Executive has accrued and earned at the time of such termination.

(d) Death or Disability. Executive’s employment and this Agreement shall automatically terminate, and Executive will receive the severance pay, acceleration of vesting, benefits and other compensation set forth in Section 9(a) above (i) upon Executive’s death or (ii) in the event of any Complete Disability, as defined in Section 10. If Executive is entitled to long-term disability insurance benefits under a long-term disability insurance plan for which the Company paid the insurance premiums, any amounts due pursuant to this Section 9(d) shall be reduced by the maximum amount of such benefits.

10. Definitions.

(a) Cause. For purposes of this Agreement, “Cause” is defined as follows:

(i) an act of embezzlement, theft, or fraud by Executive with respect to the Company or any of its affiliates;

(ii) Executive’s conviction of, or plea of nolo contendere to, a felony or any other crime involving moral turpitude (excluding traffic offenses);

(iii) Executive’s (A) repeated gross negligence or willful misconduct in the performance of his employment duties and responsibilities to the Company (other than as a result of a disability) or (B) refusal to comply with the directives of the Board, provided that such gross negligence, willful misconduct or refusal to comply with the directives of the Board shall only constitute Cause after Executive has received a written notice from the Company or the Board which specifically sets forth the factual basis for the Company’s belief that Executive’s actions or inactions constitute Cause and Executive has been provided with a reasonable opportunity of not less than thirty (30) days to cure, to the reasonable satisfaction of the Board, any alleged gross negligence, willful misconduct or refusal to comply with the directives of the Board; or

(iv) Executive’s material breach of this Agreement or the Confidentiality Agreement.

(b) Change in Control. For purposes of this Agreement, “Change in Control” is defined as follows:

(i) any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) becomes the “beneficial owner” (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the total voting power represented by the Company’s then outstanding voting securities; or

(ii) the consummation of the sale or disposition by the Company of all or substantially all of the Company’s assets; or

(iii) a change in the composition of the Board occurring within a two-year period, as a result of which fewer than a majority of the directors are Incumbent Directors. “Incumbent Directors” means directors who either (A) are Directors as of the Effective Date, or (B) are elected, or nominated for election, to the Board with the affirmative votes of at least a majority of the Incumbent Directors at the time of such election or nomination, but will neither include an individual whose election or nomination is done by a competing proxy solicitation nor any existing Director who sponsors any such competing proxy solicitation; or

(iv) a tender offer recommended by the Board for the Company’s outstanding shares of common stock after consummation of which the offeror owns at least ninety percent (90%) of the Company’s outstanding common stock; or

(v) the consummation of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its parent) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity or its parent outstanding immediately after such merger or consolidation.

(c) Complete Disability. For purposes of this Agreement, Executive’s “Complete Disability” means Executive is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months or Executive is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees of the Company and any Related Entities.

(d) Good Reason. For purposes of this Agreement, “Good Reason” shall mean Executive’s voluntary termination of his employment after the occurrence of any of the following without the express written consent of Executive:

(i) a non-voluntary material reduction in Executive’s annualized Base Salary that is not part of a general reduction of salary or other concessionary arrangement affecting all employees of the Company or affecting all senior executive officers of the Company;

(ii) a requirement by the Company or the Board that Executive be relocated to a Company office more than fifty (50) miles from Roanoke, Virginia; or

(iii) any material breach by the Company of any of its obligations hereunder; provided, however that in order for Executive’s termination of his employment to qualify as a voluntary termination for “Good Reason,” (i) Executive must provide the Company with written notice within sixty (60) days of the event(s) that Executive believes constitutes “Good Reason” specifically identifying the acts or omissions constituting the grounds for Good Reason, (ii) the Company must have failed to cure such Good Reason acts or omissions within thirty (30) days following the date of such notice (the “Cure Period”), and (iii) Executive’s voluntary termination occurs within thirty (30) days following the expiration of the Cure Period.

11. Confidentiality Agreement. Executive has entered into and agrees to continue to abide by the terms of the Confidentiality Agreement. To the extent the terms of this Agreement are inconsistent with the terms of the Confidentiality Agreement, the terms of this Agreement shall control. The terms and conditions of the Confidentiality Agreement are incorporated herein by reference.

12. Excise Tax Adjustment. Notwithstanding any of the foregoing to the contrary:

(a) in the event that the severance and other benefits provided for in this Agreement or otherwise payable to Executive other than the severance and other benefits provided for in Section 7(b), which are covered in Section 12(b) below, (i) constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”) and (ii) but for this Section, would be subject to the excise tax imposed by Section 4999 of the Code (“Excise Tax”), then Executive’s severance benefits under this Agreement shall be payable either (A) in full, or (B) as to such lesser amount which would result in no portion of such severance benefits being subject to excise tax under Section 4999 of the Code, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999, results in the receipt by Executive on an after-tax basis, of the greatest amount of severance benefits under this Agreement, notwithstanding that all or some portion of such severance benefits may be taxable under Section 4999 of the Code. Unless the Company and Executive otherwise agree in writing, any determination required under this Section shall be made in writing by the Company’s independent public accountants (the “Accountants”), whose determination shall be conclusive and binding upon Executive and the Company for all purposes. For purposes of making the calculations required by this Section, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and Executive shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section. The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section 12. Any reduction in payments and/or benefits required by this Section 12 shall occur in the following order: (1) reduction of cash payments; (2) reduction in vesting acceleration of equity awards; and (3) reduction of other benefits paid or provided to Executive. In the event that acceleration of vesting of equity awards is to be reduced, such acceleration of vesting shall be cancelled in the reverse order of the date of grant for Executive’s equity awards. If two or more equity awards are granted on the same date, each award will be reduced on a pro-rata basis.

(b) in the event that the severance and other benefits provided for in Section 7(b) of this Agreement would be subject to the Excise Tax, then Executive shall be entitled to receive an additional payment (the “Gross-Up Payment”) in an amount such that, after payment by Executive of all taxes (and any interest or penalties imposed with respect to such taxes), including without limitation any income taxes and Excise Taxes imposed upon the Gross-Up Payments, Executive will retain an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the aggregate Parachute Value of all severance and other benefits provided for in Section 7(b). Notwithstanding the foregoing provisions of this Section 12(b), if it shall be determined that the aggregate Parachute Value of all severance and other benefits provided for in Section 7(b) is more than one-hundred percent (100%) but not more than one-hundred ten percent (110%) of the Safe Harbor Amount, then no Gross-Up Payment shall be made to Executive and the amounts payable under Section 7(b) shall be reduced so that the Parachute Value of all such severance and other benefits provided for in Section 7(b), in the aggregate, equals the Safe Harbor Amount. All determinations required to be made under this Section 12(b), including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by the Accountants. All fees and expenses of the Accountants shall be borne solely by the Company. Any Gross-Up Payment, as determined pursuant to this Section 12(b), shall be paid by the Company to Executive within five days of the receipt of the Accountants’ determination. Any determination by the Accountants shall be binding upon the Company and Executive. If, after the receipt by Executive of a Gross-Up Payment, Executive becomes entitled to receive any refund with respect to the Excise Tax to which such Gross-Up Payment relates or with respect to such claim, Executive shall promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). The Company may, in its sole discretion, withhold and pay over to the Internal Revenue Service or any other applicable taxing authority, for the benefit of Executive, all or any portion of any Gross-Up Payment, and Executive hereby consents to such withholding. The following terms shall have the meanings below for purposes of this Section 12(b):

“Parachute Value” of a severance or other benefit shall mean the present value as of the date of a Change of Control for purposes of Section 280G of the Code of the portion of such severance or other benefit that constitutes a “parachute payment” under Section 280G(b)(2), as determined by the Accountants for purposes of determining whether and to what extent the Excise Tax will apply; and

The “Safe Harbor Amount” means 2.99 times Executive’s “base amount,” within the meaning of Section 280G(b)(3) of the Code.

13. Assignment. This Agreement will be binding upon and inure to the benefit of (a) the heirs, executors and legal representatives of Executive upon Executive’s death and (b) any successor of the Company. Any such successor of the Company will be deemed substituted for the Company under the terms of this Agreement for all purposes and shall assume in writing and be bound by all of the Company’s obligations under this Agreement. For this purpose, “successor” means any person, firm, corporation or other business entity which at any time, whether by purchase, merger or otherwise, directly or indirectly acquires all or substantially all of the assets or business of the Company. None of the rights of Executive to receive any form of compensation payable pursuant to this Agreement may be assigned or transferred except by will or the laws of descent and distribution. Any other attempted assignment, transfer, conveyance or other disposition of Executive’s right to compensation or other benefits will be null and void.

14. Notices. All notices, requests, demands and other communications called for hereunder shall be in writing and shall be deemed given (i) on the date of delivery if delivered personally, (ii) one (1) day after being sent by a well established commercial overnight service, or (iii) four (4) days after being mailed by registered or certified mail, return receipt requested, prepaid and addressed to the parties or their successors at the following addresses, or at such other addresses as the parties may later designate in writing:

If to the Company:

Luna Innovations Incorporated

One Riverside Circle, Suite 400

Roanoke, Virginia 24016

Attn: General Counsel

If to Executive:

At the last residential address known by the Company.

15. Severability. In the event that any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement will continue in full force and effect without said provision.

16. Arbitration. To ensure the rapid and economical resolution of disputes that may arise in connection with Executive’s employment with the Company, Executive and the Company agree that any and all disputes, claims, or causes of action, in law or equity, arising from or relating to the enforcement, breach, performance, or interpretation of this Agreement, Executive’s employment, or the termination of Executive’s employment, shall be resolved, to the fullest extent permitted by law, by final, binding and confidential arbitration in Roanoke, Virginia, conducted by the Judicial Arbitration and Mediation Services, Inc. (“JAMS”) or its successor, under the then applicable rules of JAMS. Executive and the Company acknowledge that by agreeing to this arbitration procedure, each party waives the right to resolve any such dispute through a trial by jury or judge or administrative proceeding. The arbitrator shall: (a) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be permitted by law; and (b) issue a written arbitration decision including the arbitrator’s essential findings and conclusions and a statement of the award. The arbitrator shall be authorized to award any or all remedies that Executive or the Company would be entitled to seek in a court of law. Nothing in this Agreement is intended to prevent either Executive or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration. Notwithstanding the foregoing, Executive and the Company each have the right to resolve any issue or dispute arising under the Confidentiality Agreement by court action instead of arbitration.

17. Entire Agreement. This Agreement and the Confidentiality Agreement collectively represent the entire agreement and understanding between the parties as to the subject matter herein and therein and together supersede all prior or contemporaneous agreements whether written or oral. No waiver, alteration, amendment or modification of any of the provisions of this Agreement or of the Confidentiality Agreement will be binding unless it is in writing and is signed by the person or party to be charged. The Chairman of the Board is the only person with authority to act on behalf of the Company with respect to such matters under this Agreement.

18. Tax Matters.

(a) Withholding. All payments made pursuant to this Agreement will be subject to withholding of applicable taxes.

(b) Section 409A Compliance.

(i) Notwithstanding anything to the contrary herein, the following provisions apply to the extent severance benefits provided herein are subject to Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the regulations and other guidance thereunder and any state law of similar effect (collectively “Section 409A”). Severance benefits shall not commence until Executive has a “separation from service” for purposes of Section 409A. Solely for purposes of determining the timing of payment of amounts owed to Executive as a result of the termination of Executive’s employment with the Company pursuant to Sections 7(b) or 9(a) of this Agreement, references to termination of Executive’s employment shall mean Executive’s “separation from service” (as such term is used for such purposes of Section 409A of the Code) with the Company and any Related Entities. Executive shall be deemed to have a separation from service on a date only if the Company and Executive reasonably anticipate that (a) no further services will be performed for the Company or any Related Entities after such date or (b) the level of bona fide services Executive will perform for the Company or any Related Entities after such date (whether as an employee or as an independent contractor) will permanently decrease to no more than twenty percent (20%) of the average level of bona fide services performed (whether as an employee or as an independent contractor) over the immediately preceding 36-month period (or the full period of services to the Company and any Related Entities if Executive has then been providing services to the Company or any Related Entities for less than 36 months). For periods during which Executive is on a paid Leave of Absence and has not otherwise terminated employment, Executive shall be treated as providing bona fide services at a level equal to the level of services that he would have been required to perform to receive the compensation paid with respect to such Leave of Absence. Also, periods during which Executive is on an unpaid Leave of Absence and has not otherwise terminated employment shall be disregarded (including for purposes of determining the 36-month, or shorter period). The term “Related Entity” means any entity which is aggregated with the Company or any other entity pursuant to Section 414(b) or 414(c) of the Code or would be so aggregated if the language “at least 50%” were used instead of “at least 80%” each place it appears in Section 1563(a)(1),(2) and (3) of the Code and Treasury Regulations Section 1.414(c)-2. Further, the term “Leave of Absence” means a military leave, sick leave or bona fide leave of absence of Executive which does not exceed six (6) months (or such longer period for which Executive retains such right to re-employment with the Company or Related Entity under an applicable statute or by contract), but only if there is a reasonable expectation that Executive will return to perform services for the Company or a Related Entity.

(ii) Each installment of severance benefits is a separate “payment” for purposes of Treas. Reg. Section 1.409A-2(b)(2)(i), and the severance benefits are intended to satisfy the exemptions from application of Section 409A provided under Treasury Regulations Sections 1.409A-1(b)(4) and 1.409A-1(b)(5). However, if such exemptions are not available and Executive is, upon separation from service, a “specified employee” for purposes of Section 409A, then, solely to the extent necessary to avoid adverse personal tax consequences under Section 409A, the timing of the severance benefits payments shall be delayed until the earlier of (i) six (6) months and one day after Executive’s separation from service, or (ii) Executive’s death. Additionally, if the severance benefits are not covered by one or more exemptions from the application of Section 409A and the Release Agreement could become effective in the calendar year following the calendar year in which Executive separates from service, the Release Agreement will not be deemed effective any earlier than the Release Agreement Deadline.

(iii) The foregoing provisions are intended to comply with the requirements of Section 409A so that none of the severance payments and benefits to be provided hereunder shall be subject to the additional tax imposed under Section 409A, and any ambiguities herein shall be interpreted to so comply. The Company and Executive agree to work together in good faith to consider amendments to this Agreement and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition prior to actual payment to Executive under Section 409A.

19. Governing Law. This Agreement will be governed by the laws of the Commonwealth of Virginia, without regard to its conflict of laws principles.

20. Acknowledgment. Executive acknowledges that he has had the opportunity to discuss this matter with and obtain advice from his private attorney, has had sufficient time to, and has carefully read and fully understands all the provisions of this Agreement, and is knowingly and voluntarily entering into this Agreement.

21. Resignation from the Board. Executive understands and agrees that if he is a member of the Board at the time his employment with the Company terminates, whether with or without cause and whether voluntary or involuntary, and as a further condition of his receipt of any severance benefits to which he otherwise might be entitled under this Agreement, he will submit his resignation as a member of the Board effective as of his last day of employment.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned parties have caused this Agreement to be executed as of the date first set forth above.

MARK E. FROGGATT, Ph.D.	LUNA INNOVATIONS INCORPORATED

/s/ Mark E. Froggatt, Ph.D.	By:	/s/ My E. Chung
Signature	Signature

Mark E. Froggatt, Ph.D.	My E. Chung
Print Name	Print Name

President and Chief Executive Officer
Print Title

[Signature Page to Employment Agreement]

RELEASE AGREEMENT

I understand that my position with Luna Innovations Incorporated (the “Company”) terminated effective             , 2012 (the “Separation Date”). The Company has agreed that if I choose to sign this Release Agreement, the Company will extend to me certain benefits (minus the standard withholdings and deductions, if applicable) pursuant to the terms of the Employment Agreement (the “Agreement”) entered into as of March 28, 2012, between myself and the Company, and any agreements incorporated therein by reference. I understand that I am not entitled to such severance benefits unless I sign this Release Agreement.

In consideration for the severance benefits I am receiving under the Agreement, I hereby release the Company and its officers, directors, agents, attorneys, employees, shareholders, parents, subsidiaries, and affiliates from any and all claims, liabilities, demands, causes of action, attorneys’ fees, damages, or obligations of every kind and nature, whether they are now known or unknown, arising at any time prior to the date I sign this Release Agreement. This general release includes, but is not limited to: all federal and state statutory and common law claims, claims related to my employment or the termination of my employment or related to breach of contract, tort, wrongful termination, discrimination, wages or benefits, or claims for any form of equity or compensation. Notwithstanding the release in the preceding sentence, I am not releasing any right of indemnification I may have for any liabilities arising from my actions within the course and scope of my employment with the Company or, if applicable, within the course and scope of my role as a member of the Board of Directors. Notwithstanding anything herein to the contrary, nothing in this Release Agreement shall release any claims that I may have against the Company and its officers, directors, agents, attorneys, employees, shareholders, parents, subsidiaries, and affiliates solely in connection with my purchase and ownership of shares of capital stock of the Company.

I UNDERSTAND THAT THIS AGREEMENT INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS. In giving this release, which includes claims which may be unknown to me at present, I hereby waive the benefit of any provision of Virginia law, and of any other jurisdiction, which is similar to Section 1542 of the California Civil Code, which reads as follows: “A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.”

If I am forty (40) years of age or older as of the Separation Date, I acknowledge that I am knowingly and voluntarily waiving and releasing any rights I may have under the federal Age Discrimination in Employment Act of 1967, as amended (“ADEA”). I also acknowledge that the consideration given for the waiver in the above paragraph is in addition to anything of value to which I was already entitled. I have been advised by this writing, as required by the ADEA that: (a) my waiver and release do not apply to any claims that may arise after my signing of this Release Agreement; (b) I should consult with an attorney prior to executing this Release Agreement; (c) I have twenty-one (21) days within which to consider this Release Agreement (although I may choose to voluntarily execute this Release Agreement earlier); (d) I have seven (7) days following the execution of this release to revoke the Release Agreement and that any such revocation must be in writing, addressed to the undersigned representative of the Company, and must be received by the Company within the seven (7) day revocation period; and (e) this Release Agreement will not be effective until the eighth day after this Release Agreement has been signed both by me and by the Company.

I represent that I understand all of the provisions herein, and that I am entering into this Release Agreement voluntarily. I further represent and acknowledge that in executing this Release Agreement I do not rely, and have not relied, upon any representation or statement made by the Company or by any of the Company’s employees, officers, agents, members, directors or attorneys with regard to the subject matter, basis or effect of this Release Agreement or otherwise.

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IN WITNESS WHEREOF, the undersigned parties have caused this Agreement to be executed as of the date first set forth above.

MARK E. FROGGATT, Ph.D.	LUNA INNOVATIONS INCORPORATED

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